Exhibit 2.2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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:
In re	:	Chapter 11
:
LodgeNet Interactive Corporation, et al.,(1)	:	Case No. 13 – 10238 (SCC)
:
	:	(Jointly Administered)
Debtors.	:
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AMENDED PLAN OF REORGANIZATION OF LODGENET INTERACTIVE
CORPORATION, ET AL. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Proposed Attorneys for Debtors

and Debtors in Possession

Dated: January 26, 2013

(1)         The Debtors, together with the last four digits of each Debtor’s federal tax identification number, are:  LodgeNet Interactive Corporation (1161), LodgeNet StayOnline, Inc. (3232), On Command Corporation (5194), The Hotel Networks, Inc. (4919), On Command Video Corporation (8458), Puerto Rico Video Entertainment Corporation (6786), Virgin Islands Video Entertainment Corporation (6611), Spectradyne International, Inc. (9353), LodgeNet Healthcare, Inc. (0337), Hotel Digital Network, Inc. (7245), and LodgeNet International, Inc. (2811).

Each of LodgeNet Interactive Corporation, LodgeNet StayOnline, Inc., On Command Corporation, The Hotel Networks, Inc., On Command Video Corporation, Puerto Rico Video Entertainment Corporation, Virgin Islands Video Entertainment Corporation, Spectradyne International, Inc., LodgeNet Healthcare, Inc., Hotel Digital Network, Inc., and LodgeNet International, Inc. propose the following chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code.  Capitalized terms used herein shall have the meanings set forth in Section 1.A.

SECTION 1.                            DEFINITIONS AND INTERPRETATION.

A.                                    Definitions.

1.1.                           Accredited Investor means an accredited investor as defined in Rule 501 of the Securities Act of 1933.

1.2.                           Administrative Expense Claim means any Claim for costs and expenses of administration during the Chapter 11 Cases pursuant to sections 328, 330, 363, 364(c)(1), 365, 503(b) or 507(a)(2) of the Bankruptcy Code, including, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) Fee Claims; (c) DIP Claims; (d) Restructuring Expenses; and (e) all fees and charges assessed against the Estates pursuant to section 1911 through 1930 of chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1-1401.

1.3.                           Allowed means, with reference to any Claim or Interest, (a) any Claim (or any portion thereof) or Interest arising on or before the Effective Date (i) as to which no objection to allowance has been interposed in accordance with Section 7.2 hereof, or (ii) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (b) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court or (c) any Claim or Interest expressly allowed hereunder.

1.4.                           Amended and Restated Guarantee and Collateral Agreement means the amended and restated Guarantee and Collateral Agreement, dated as of the Effective Date, in form consistent with the Exit Term Loan Term Sheet and otherwise acceptable to Purchaser Representative and Requisite Consenting Lenders.

1.5.                           Amended Organizational Documents means the forms of amended certificates of incorporation and bylaws for the Reorganized Debtors satisfactory to Purchaser Representative, substantially final forms of which are included in the Plan Supplement.

1.6.                           Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time, as applicable to the Chapter 11 Cases.

1.7.                           Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

1.8.                           Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

1.9.                           Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.10.                    Cash means legal tender of the United States of America.

1.11.                    Causes of Action means any action, claim, cause of action, controversy, demand, right, lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law.  Cause of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer claim.

1.12.                    Chapter 11 Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on January 27, 2013, in the Bankruptcy Court and styled In re LodgeNet Interactive Corporation, et. al., Case No. 13-10238 (SCC).

1.13.                    Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

1.14.                    Class means any group of Claims or Interests classified by the Plan pursuant to section 1122 and 1123(a)(1) of the Bankruptcy Code.

1.15.                    Colony Capital means Colony Capital, LLC.

1.16.                    Confirmation means the entry on the docket of the Confirmation Order in these Chapter 11 Cases.

1.17.                    Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.18.                    Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.19.                    Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.20.                    Consenting Lenders means those certain Prepetition Lenders that are party to the Plan Support and Lock-Up Agreement.

1.21.                    Consummation means the occurrence of the Effective Date for the Plan.

1.22.                    Cure means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to (i) cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (ii) permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

1.23.                    Debtors means, collectively, LodgeNet Interactive Corporation, LodgeNet StayOnline, Inc., On Command Corporation, The Hotel Networks, Inc., On Command Video Corporation, Puerto Rico Video Entertainment Corporation, Virgin Islands Video Entertainment Corporation, Spectradyne International, Inc., LodgeNet Healthcare, Inc., Hotel Digital Network, Inc., and LodgeNet International, Inc.

1.24.                    Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

1.25.                    Definitive Documents means the following documents: (i) the Exit Loan Agreement, (ii) the Exit Revolver Agreement, (iii) the Amended and Restated Guarantee and Collateral Agreement, and (iv) the Intercreditor Agreements.

1.26.                    DIP Agent means Gleacher Products Corp., as administrative agent and collateral agent for the DIP Lenders under the DIP Loan Agreement.

1.27.                    DIP Claim means a Claim of the DIP Lenders or DIP Agent arising under the DIP Loan Agreement and the DIP Order.

1.28.                    DIP Lenders means all lenders from time to time party to the DIP Loan Agreement.

1.29.                    DIP Loan Agreement means that certain senior secured credit agreement, as amended, supplemented, restated or otherwise modified, entered into by and among LodgeNet Interactive, as borrower, each of the remaining Debtors, as guarantors, the DIP Agent and the DIP Lenders.

1.30.                    DIP Order means the interim and final order(s) of the Bankruptcy Court authorizing the Debtors to enter into and make borrowings under the DIP Loan Agreement, and granting certain rights, protections and liens to and for the benefit of the DIP Lenders.

1.31.                    Disbursing Agent means any entity (including any applicable Debtor if it acts in such capacity) in its capacity as a disbursing agent under Section 6.3 hereof.

1.32.                    Disputed means with respect to a Claim or Interest, any such Claim or Interest to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503 or 1111 of the Bankruptcy Code.

1.33.                    Distribution Record Date means the Effective Date of the Plan.

1.34.                    Effective Date means the date on which all conditions to the effectiveness of the Plan set forth in Section 9 hereof have been satisfied or waived in accordance with the terms of the Plan.

1.35.                    Estate or Estates means individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.

1.36.                    Exculpated Parties means collectively: (a) the Debtors; (b) the DIP Lenders; (c) the Prepetition Lenders; (d) the DIP Agent; (e) the Prepetition Agent; (f) Colony Capital; (g) Purchasers;

and (h) with respect to each of the foregoing entities in clauses (a) through (g), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, current and former officers, directors, principals, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, managed accounts and funds, fund advisors and other professionals, and such persons’ respective heirs, executors, estates, servants and nominees, in each case in their capacity as such.

1.37.                    Existing DIRECTV Agreement means the SMATV Sales Agency and Transport Services Agreement, dated as of March 31, 2010 between LodgeNet Interactive and DIRECTV, LLC.

1.38.                    Exit Loan Agreement means the Amended and Restated Prepetition Credit Agreement, dated as of the Effective Date, by and among the Reorganized LodgeNet Interactive, the Prepetition Agent and the lenders party thereto from time to time, including all documents, agreements or instruments executed in connection therewith or related thereto, containing terms consistent with the Exit Term Loan Term Sheet, in the form approved by the Purchaser Representative and the Requisite Consenting Lenders.

1.39.                    Exit Revolver means a revolving credit facility, not inconsistent with the terms of the Exit Term Loan Term Sheet, in accordance with and subject to the terms and conditions set forth in the Exit Revolver Agreement.

1.40.                    Exit Revolver Agreement means a credit agreement, dated as of the Effective Date, by and among LodgeNet Interactive and the lender or lenders party thereto, together with all documents, instruments and agreements executed in connection therewith or related thereto, for the provision of the Exit Revolver, in form and substance acceptable to Purchaser Representative.

1.41.                    Exit Term A Loan means a term loan in the aggregate principal amount of $346,406,541.55 (plus interest accrued and unpaid on the Prepetition Credit Facility (i) prior to the Petition Date and (ii) on and after the Petition Date through the earlier of the Effective Date and date that is 90 days after the Petition Date, in each case at the non-default contract interest rate) in accordance with and subject to the terms and conditions contained in the Exit Loan Agreement, plus any amounts drawn as of the Effective Date on the $350,000 of issued and outstanding letters of credit, less the original aggregate principal amount of Exit Term B Loan.

1.42.                    Exit Term B Loan means a term loan in the aggregate principal amount of up to $125 million in accordance with and subject to the terms and conditions contained in the Exit Loan Agreement.

1.43.                    Exit Term Loan means the Exit Term A Loan and the Exit Term B Loan.

1.44.                    Exit Term Loan Term Sheet means the term sheet setting forth the terms of the Exit Term Loan attached hereto as Exhibit A.

1.45.                    Federal Judgment Rate means .14% (which is the interest rate allowed pursuant to 28 U.S.C. § 1961, as amended, as published by the Board of Governors of the Federal Reserve System for the calendar week preceding the Petition Date).

1.46.                    Fee Claim means a Claim for professional services rendered or costs incurred on or after the Petition Date through the Effective Date by professional persons retained by the Debtors or any statutory committee appointed in the Chapter 11 Cases pursuant to sections 327, 328, 329, 330, 331, 503(b) or 1103 of the Bankruptcy Code in the Chapter 11 Cases.

1.47.                    Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 has been or may be filed with respect to such order or judgment.

1.48.                    General Unsecured Claim means any unsecured Claim against any Debtor other than an Intercompany Claim that is not entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court.

1.49.                    Guarantee and Collateral Agreement means that certain Guarantee and Collateral Agreement, dated as of April 4, 2007 among LodgeNet Interactive and each of the other loan parties thereto, in favor of Gleacher Products Corp., as administrative agent.

1.50.                    Impaired means, with respect to a Claim, Interest or Class of Claims or Interests, “impaired” within the meaning of section 1123(a)(4) and 1124 of the Bankruptcy Code.

1.51.                    Intercompany Claim means any Claim against a Debtor held by another Debtor or an affiliate of a Debtor, excluding any Prepetition Lender Claim held by any Debtor or affiliate of a Debtor.

1.52.                    Intercompany Interest means an Interest in a Debtor held by another Debtor or an Interest in a Debtor held by an affiliate of a Debtor.

1.53.                    Intercreditor Agreements means (i) an agreement, between the Prepetition Agent, as agent under the Exit Loan Agreement and any agent under the Exit Revolver, and (ii) an agreement, between the Prepetition Agent, as agent under the Exit Loan Agreement and DIRECTV.

1.54.                    Interests means any equity security in a Debtor as defined in section 101(16) of the Bankruptcy Code, including all common units, preferred units or other instruments evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interests in a Debtor that existed immediately before the Effective Date.

1.55.                    Investment Agreement means the Investment Agreement, dated as of December 30, 2012, among LodgeNet Interactive, Colony Capital, and Purchasers, attached hereto as Exhibit B.

1.56.                    Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.57.                    LodgeNet Interactive means LodgeNet Interactive Corporation.

1.58.                    New Board means the board of directors of Reorganized LodgeNet Interactive.

1.59.                    New Common Stock means common stock in Reorganized LodgeNet Interactive.

1.60.                    Other Secured Claim means a Secured Claim, other than a DIP Claim, a Priority/Secured Tax Claim, or a Prepetition Lender Claim.

1.61.                    Person means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code) or other entity.

1.62.                    Petition Date means January 27, 2013.

1.63.                    Plan means this chapter 11 plan of reorganization, including the exhibits hereto, as the same may be amended or modified from time to time in accordance with the terms hereof.

1.64.                    Plan Supplement means a supplemental appendix to the Plan containing, among other things, substantially final forms of the Amended Organizational Documents that was filed with the Bankruptcy Court no later than five (5) Business Days before commencement of the Confirmation Hearing.

1.65.                    Plan Support and Lock-Up Agreement means the Plan Support and Lock-Up Agreement, dated as of December 30, 2012, among LodgeNet Interactive, the Prepetition Agent and the Consenting Lenders party thereto.

1.66.                    Prepetition Agent means Gleacher Products Corp. in its capacity as successor administrative agent under the Prepetition Credit Agreement.

1.67.                    Prepetition Credit Agreement means that certain Credit Agreement, dated as of April 4, 2007, by and among LodgeNet Interactive Corporation, as borrower, the Prepetition Agent as administrative agent, and the lenders party thereto from time to time (as amended, modified or otherwise supplemented from time to time, including by the Prepetition First Amendment and Second Amendment to the Credit Agreement).

1.68.                    Prepetition First Amendment and Second Amendment to the Credit Agreement means the certain (a) First Amendment to the Credit Agreement, dated as of March 17, 2011, and (b) Forbearance Agreement and Second Amendment to the Credit Agreement, dated as of October 15, 2012.

1.69.                    Prepetition Lender Claims means all Claims against the Debtors arising under or in connection with the Prepetition Credit Agreement and all documents relating thereto.

1.70.                    Prepetition Lenders means the lenders from time to time party to the Prepetition Credit Agreement as lenders thereunder, including former lenders and any applicable assignees and participants thereof.

1.71.                    Priority Non-Tax Claim means any Claim other than an Administrative Expense Claim or a Priority/Secured Tax Claim that is entitled to priority in payment as specified in section 507(a)(3), (4), (5), (6), (7) and (9) of the Bankruptcy Code.

1.72.                    Priority/Secured Tax Claim means any unsecured Claim or Secured Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code and any Secured Claim for penalties with respect to such Claims.

1.73.                    Purchaser Representative means Col-L Acquisition, LLC.

1.74.                    Purchasers means Col-L Acquisition, LLC, PAR Investment Partners, L.P., Nala Investments, LLC, MAR Capital Fund I, L.P, MAR Capital Fund II, L.P. and MAR Capital Fund III, L.P.

1.75.                    Released Parties means collectively: (a) the Debtors; (b) the DIP Lenders; (c) the Prepetition Lenders; (d) the DIP Agent; (e) the Prepetition Agent; (f) Colony Capital; (g) Purchasers; and (h) with respect to each of the foregoing entities in clauses (a) through (g), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, current and former officers, directors, principals, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, managed accounts and funds, fund advisors and other professionals, and such persons’ respective heirs, executors, estates, servants and nominees, in each case in their capacity as such.

1.76.                    Releasing Party means each of, and solely in its capacity as such, (a) the Prepetition Agent; and (b) the holders of impaired Claims or Interests other than those who (i) have been deemed to reject the Plan, or (ii) abstain from voting or voted to reject the Plan and have also checked the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (c) the holders of Unimpaired Claims; and (d) with respect to the foregoing entities in clauses (a) through (c), such entity’s current affiliates, subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, equityholders, partners and other professionals.

1.77.                    Reorganized LodgeNet Interactive means LodgeNet Interactive, as reorganized on the Effective Date in accordance with the Plan.

1.78.                    Reorganized Debtors means the Debtors, as reorganized on the Effective Date in accordance with the Plan.

1.79.                    Reorganized Subsidiary Debtors means the Subsidiary Debtors, as reorganized on the Effective Date in accordance with the Plan.

1.80.                    Requisite Consenting Lenders means Consenting Lenders holding more than 50% of all Prepetition Lender Claims held by all Consenting Lenders at any relevant moment in time; provided, however, that only the holdings of those Consenting Lenders who elect to participate in the deliberations with respect to the issue for which consent of the Requisite Consenting Lenders is sought shall be counted for purposes of calculating Requisite Consenting Lenders.

1.81.                    Restructuring Expenses means the reasonable and documented fees (including transaction fees) and expenses incurred by each of (a) the DIP Agent, (b) the Prepetition Agent, and (c) Purchaser Representative and its affiliates in connection with the transactions contemplated in this Plan whether incurred prepetition or post-petition, including the fees and expenses of one legal counsel and one financial advisor for the DIP Agent and Prepetition Agent and legal counsel and financial advisor for Colony Capital and Purchaser Representative, without the requirement for the filing of a proof of claim, retention applications, fee applications or any other applications in the Chapter 11 Cases, which, in each case, shall be Allowed in full and shall not be subject to any offset, defense, counterclaim, reduction or credit of any kind whatsoever.

1.82.                    Roll-Up DIP Claims means all DIP Claims on account of the $15 million portion of the Prepetition Credit Agreement that were rolled-up into the DIP Loan on the Petition Date, and any interest accrued thereon during the Chapter 11 Cases.

1.83.                    Secured Claim means a Claim to the extent (i) secured by a lien on property of the estate, to the extent of the value of such property (A) as set forth in the Plan, (B) as agreed to by the holder of such Claim and the Debtors or (C) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (ii) secured by the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

1.84.                    Series B Preferred Interests means the 10% Series B Cumulative Perpetual Convertible Preferred Stock of LodgeNet Interactive.

1.85.                    Subsidiary Debtors means the Debtors, other than LodgeNet Interactive.

1.86.                    Subsidiary Interests means the Interests in the Debtors, other than LodgeNet Interactive.

1.87.                    Tax or Taxes means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under §59A of the Internal Revenue Code of 1986, as amended), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any liability under Treasury Regulation § 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation.

1.88.                    Unimpaired means, with respect to a Claim, Interest or Class of Claims or Interests, not “impaired” within the meaning of section 1123(a)(4) and 1124 of the Bankruptcy Code.

B.                                    Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan, as the same may be amended, waived or modified from time to time.  The words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained therein.  The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.  For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (2) any reference herein to a contract, lease, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, all references herein to “Sections” are references to Sections hereof or hereto; (4) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (5) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.                                    Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

D.                                    Controlling Document.

In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document).  The provisions of the Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, that if there is determined to be any inconsistency between any Plan provision and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern and any such provision of the Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence.

SECTION 2.                            ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS.

2.1.                           Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim and the Debtors or the Reorganized Debtors agree to different treatment, the Debtors (or the Reorganized Debtors, as the case may be) shall pay to each holder of an Allowed Administrative Expense Claim, in full and final satisfaction of its Administrative Expense Claim, Cash in an amount equal to such Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, that subject to section 2.4 hereof, Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, or liabilities arising under loans or advances to or other obligations incurred by the Debtors, as debtors in possession, whether or not incurred in the ordinary course of business, shall be paid by the Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

2.2.                           Fee Claims.

All entities seeking an award by the Bankruptcy Court of Fee Claims (a) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is thirty (30) days after the Effective Date and (b) shall be paid in full from the Debtors’ or Reorganized Debtors’ Cash on hand in such amounts as are Allowed by the Bankruptcy Court (i) upon the later of (A) the Effective Date and (B) the date upon which the order relating to any such Allowed Fee Claim is entered or (ii) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Debtors or, on and after the Effective Date, the Reorganized Debtors.  The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

2.3.                           Priority/Secured Tax Claims.

Except to the extent that a holder of an Allowed Priority/Secured Tax Claim agrees to a different treatment, each holder of an Allowed Priority/Secured Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority/Secured Tax Claim be paid, in the sole discretion of the Reorganized Debtors (1) in full in Cash on the latest to occur of (a) the Effective Date, to the extent such Claim is an Allowed Priority/Secured Tax Claim on the Effective Date, (b) on the date such Claim becomes and Allowed Priority/Secured Tax Claim, or (c) to the extent such Claim is not Allowed, but is due and owing on the Effective Date, in accordance with the terms of any agreement between the Debtors and such holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business, or (2) as otherwise permitted by the Bankruptcy Code.

2.4.                            DIP Claims.

On the Effective Date, all DIP Claims shall be Allowed and, other than any Roll-Up DIP Claims, paid in full in Cash on the Effective Date.  In accordance with section 5.6 hereof, the Roll-Up DIP Claims, will automatically be deemed to be amounts outstanding under the Exit Term Loan on the Effective Date.

SECTION 3.                            CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1.                            Summary of Classification.

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code and (c) deemed to accept or reject the Plan.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority/Secured Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in this Section 3.  The classification of Claims and Interests set forth herein shall apply separately to each of the Debtors.  All of the potential Classes for the Debtors are set forth herein.  Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Section 3.3.

Class	Designation	Treatment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
2	Prepetition Lender Claims	Impaired	Yes
3	Other Secured Claims	Unimpaired	No (deemed to accept)
4	General Unsecured Claims	Unimpaired	No (deemed to accept)
5	Intercompany Claims	Unimpaired	No (deemed to accept)
6	Interests in Subsidiary Debtors	Unimpaired	No (deemed to accept)
7	Series B Preferred Interests in LodgeNet Interactive	Impaired	No (deemed to reject)
8	Interests in LodgeNet Interactive	Impaired	No (deemed to reject)

3.2.                            Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

3.3.                            Elimination of Vacant Classes.

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

SECTION 4.                            TREATMENT OF CLAIMS AND INTERESTS.

4.1.                            Priority Non-Tax Claims (Class 1).

(a)                                 Classification:  Class 1 consists of Priority Non-Tax Claims against the Debtors.

(b)                                 Treatment:  Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors has agreed to less favorable treatment of such Claim, each such holder shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, in each case, or as soon as reasonably practicable thereafter.

(c)                                  Voting:  Class 1 is Unimpaired, and the holders of Priority Non-Tax Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan.

4.2.                            Prepetition Lender Claims (Class 2).

(a)                                 Classification:  Class 2 consists of the Prepetition Lender Claims against the Debtors.

(b)                                 Allowance:  The Prepetition Lender Claims are Allowed in an amount of $346,406,541.55 million (plus any amounts drawn as of the Effective Date on the $350,000 of issued and outstanding letters of credit) on account of unpaid principal, plus interest, fees and other expenses, arising under or in connection with the Prepetition Credit Agreement; provided, however, that any Prepetition Lender Claims held by the Debtors or any affiliate of the Debtors are deemed waived and not Allowed.

(c)                                  Treatment:  On the Effective Date, each holder of an Allowed Class 2 Prepetition Lender Claim shall receive, in full and final satisfaction of its Prepetition Lender Claim, its pro rata share of the Exit Term Loan, allocated between the Exit Term A Loan and the Exit Term B Loan in the manner set forth in the Exit Loan Agreement.

(d)                                 Voting:  Class 2 is Impaired, and holders of Prepetition Lender Claims are entitled to vote to accept or reject the Plan.

4.3.                            Other Secured Claims (Class 3).

(a)                                 Classification:  Class 3 consists of the Other Secured Claims.  To the extent that Other Secured Claims are secured by different collateral or different interests in the same collateral, such Claims shall be treated as separate subclasses of Class 3.

(b)                                 Treatment:  Except to the extent that a holder of an Allowed Other Secured Claim against any of the Debtors has agreed to less favorable treatment of such Claim, each holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors or the Reorganized Debtors, an of (i) payment in full in Cash in full and final satisfaction of such claim, payable on the later of the Effective Date and the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, or, in each case, as soon as reasonably practicable thereafter, (ii) reinstatement pursuant to section 1124 of the Bankruptcy Code or (iii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

(c)                                  Voting:  Class 3 is Unimpaired, and the holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

4.4.                            General Unsecured Claims (Class 4).

(a)                                 Classification:  Class 4 consists of General Unsecured Claims against the Debtors.

(b)                                 Treatment:  Except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment of such Allowed General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall receive on account of such holder’s Allowed General Unsecured Claim, payment in full, in Cash, plus postpetition interest calculated in accordance with section 6.13 hereof, payable on the later of the Effective Date and the date on which such General Unsecured Claim becomes an Allowed General Unsecured Claim, or, in each case, as soon as reasonably practicable thereafter.

(c)                                  Voting:  Class 4 is Unimpaired, and the holders of General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of General Unsecured Claims are not entitled to vote to accept or reject the Plan.

4.5.                            Intercompany Claims (Class 5).

(a)                                 Classification:  Class 5 consists of Intercompany Claims.

(b)                                 Treatment:  On the Effective Date, Intercompany Claims shall be reinstated by the Debtors.

(c)                                  Voting:  Class 5 is Unimpaired, and the holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

4.6.                            Interests in Subsidiary Debtors (Class 6).

(a)                                 Classification:  Class 6 consists of Interests in each of the Subsidiary Debtors.

(b)                                 Treatment:  On the Effective Date, all Interests in the Subsidiary Debtors shall continue to be owned by the entity that owned the Interest in the respective Subsidiary Debtors on the Petition Date, and the certificates and other documents representing such Interests shall remain in full force and effect.

(c)                                  Voting:  Class 6 is Unimpaired by the Plan, and the holders of the Allowed Interests in Subsidiary Debtors are conclusively deemed to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, the holders of Interests in Subsidiary Debtors are not entitled to vote to accept or reject the Plan.

4.7.                            Series B Preferred Interests in LodgeNet Interactive (Class 7).

(a)                                 Classification:  Class 7 consists of Series B Preferred Interests in LodgeNet Interactive.

(b)                                 Treatment:  All Series B Preferred Interests shall be deemed cancelled, and the holders of Series B Preferred Interests shall not receive or retain any property under the Plan on account of such interests.

(c)                                  Voting:  Class 7 is Impaired by the Plan, and the holders of the Allowed Series B Preferred Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, the holders of Series B Preferred Interests are not entitled to vote to accept or reject the Plan.

4.8.                            Interests in LodgeNet Interactive (Class 8).

(a)                                 Classification:  Class 8 consists of Interests in LodgeNet Interactive.

(b)                                 Treatment:  On the Effective Date, all Interests in LodgeNet Interactive shall be deemed cancelled, and the holders of Interests in LodgeNet Interactive shall not receive or retain any property under the Plan on account of such interests.

(c)                                  Voting:  Class 8 is Impaired by the Plan, and the holders of Interests in LodgeNet Interactive are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  The holders of Interests in LodgeNet Interactive are not entitled to vote to accept or reject the Plan.

SECTION 5.                            MEANS FOR IMPLEMENTATION.

5.1.                            Joint Chapter 11 Plan

The Plan is a joint chapter 11 plan for each of the Debtors, with the Plan for each Debtor being non-severable and mutually dependent on the Plan for each other Debtor.

5.2.                            Colony Transaction

On the Effective Date, subject to the terms and conditions set forth in the Investment Agreement, Reorganized LodgeNet Interactive shall issue to Purchasers or Purchaser Representative’s designees, and Purchasers and Purchaser’s Representatives designees shall purchase 100% of the New Common Stock on the Effective Date for an aggregate purchase price of $60,000,000; provided that, Purchaser Representative may assign the rights and obligations to purchase a portion of the New Common Stock in accordance with the terms of the Investment Agreement.

On the Effective Date, subject to the terms and conditions set forth in the Investment Agreement, Reorganized LodgeNet Interactive shall issue to the entities identified on Schedule C to the Investment Agreement, and such entities shall purchase warrants to purchase New Common Stock which, upon exercise represent 27.5% of the outstanding New Common Stock on a fully diluted basis for a purchase price of $5,000.

On the Effective Date, Purchaser(s), or designees in accordance with the terms of the Investment Agreement, may also purchase, at its option, any number of additional shares of New

Common Stock at a price determined in the Investment Agreement, up to an aggregate additional purchase price of $30,000,000.

The Issuance of the New Common Stock and warrants to Purchasers and any designees of Purchaser Representative shall be authorized without the need for any further corporate action.  Purchasers and/or any designee(s) shall pay the aggregate purchase price to Reorganized LodgeNet Interactive on the Effective Date.  The New Common Stock and warrants shall have the terms set forth in the Investment Agreement, Amended Organizational Documents and forms of warrants or term sheets therefor attached to the Investment Agreement.

5.3.                            Use of Proceeds of Colony Transaction

On the Effective Date, the proceeds shall be used to fund payments required to be made under the Plan and any proceeds not required to fund payments under the Plan shall be retained by the Reorganized Debtors and shall be used for general corporate purposes, subject to any restrictions that are placed on use of such funds by the Exit Loan Agreement.

5.4.                            Settlement with DIRECTV

On or before the Effective Date, pursuant to Bankruptcy Rule 9019, LodgeNet Interactive shall enter into a settlement with DIRECTV, LLC (“DIRECTV”), under which (a) Reorganized LodgeNet Interactive shall assume the Existing DIRECTV Agreement under this Plan and then replace the Existing DIRECTV Agreement with a new agreement with DIRECTV in the form agreed to between Colony Capital, LodgeNet Interactive and DIRECTV (the “DIRECTV Agreement”), and (b) DIRECTV’s claim for amounts due and payable prior to the Petition Date shall be Allowed and paid in accordance with a payment schedule agreed to by LodgeNet Interactive and DIRECTV, each of cases (a) and (b), effective as of the Effective Date.  The DIRECTV Agreement shall replace the Existing DIRECTV Agreement, which shall automatically terminate without liability of any party thereto upon the effectiveness of the DIRECTV Agreement on the Effective Date.

5.5.                            Distribution of Term A Loan Notes and Term B Loan Notes.

On the Effective Date, LodgeNet Interactive will enter into the Exit Loan Agreement, which shall contain terms consistent with the Exit Term Loan Term Sheet and shall otherwise be in form acceptable to Purchaser Representative and the Requisite Consenting Lenders.  On the Effective Date, the Exit Loan Agreement shall be executed and delivered, and the Reorganized LodgeNet Interactive shall be authorized to execute, deliver and enter into the Exit Loan Agreement in connection with the distribution to holders of Class 2 Prepetition Lender Claims, without the need for any further corporate action and without further action by the holders of Claims or Interests.

Upon entry into the Exit Loan Agreement, all security documents executed in connection with the Prepetition Credit Agreement, including the Guarantee and Collateral Agreement shall be amended or amended and restated, as may be necessary, to conform to the terms of the Exit Loan Agreement, and shall remain in full force and effect, and all Liens, rights, interests, duties and obligations thereunder shall survive the Effective Date and shall continue to secure all obligations under the Exit Loan Agreement.  Without limiting the generality of the foregoing, all Liens and security interests granted pursuant to the Exit Loan Agreement (including, without limitation, the security documents executed in connection with the Prepetition Credit Agreement as amended or amended and restated in connection with the Exit Loan Agreement) to the Prepetition Agent and the Prepetition Lenders are intended to be (i) valid, binding, perfected, enforceable, Liens and security interests in the personal and real property described in and subject to such documents, with the priorities established in respect thereof under applicable non-bankruptcy law and (ii) not subject to avoidance, recharacterization or subordination under any applicable law.

5.6.                            Termination of DIP Loan Agreement

On the Effective Date, (a) LodgeNet Interactive shall pay, in full in Cash by wire transfer or immediately available funds, all DIP Claims (excluding any Roll-Up DIP Claims); and (b) the commitments under the DIP Loan Agreement shall be terminated.  All Roll-Up DIP Claims shall be deemed to be outstanding amounts under the Exit Term Loan.  Upon payment or satisfaction in full of all DIP Claims in accordance with the terms thereof, all liens and security interests granted to secure such obligations shall be deemed terminated and shall be of no further force and effect.  Notwithstanding the foregoing, all obligations of the Debtors (if any) to the DIP Agent and the DIP Lenders under the DIP Loan Agreement which are expressly stated in the DIP Loan Agreement as surviving such agreement’s termination (including, without limitation, indemnification and expense reimbursement obligations) shall, as so specified, survive without prejudice and remain in full force and effect.

5.7.                            Exit Revolver

On the Effective Date, LodgeNet Interactive will enter into the Exit Revolver on terms not inconsistent with the Exit Term Loan Term Sheet and shall otherwise be in substance reasonably acceptable to Purchaser Representative and the Requisite Consenting Lenders.  On the Effective Date, the Exit Revolver Agreement shall be executed and delivered, and the Reorganized LodgeNet Interactive shall be authorized to execute, deliver and enter into the Exit Revolver Agreement, without the need for any further corporate action and without further action by the holders of Claims or Interests.  On the Effective Date, the Guarantee and Collateral Agreement shall be amended and restated, if necessary, to provide for the grant of liens and security interests to secure the Exit Revolver.

5.8.                            Cancellation of Existing Securities and Agreements.

Except for executory contracts and unexpired leases that have been assumed by the Debtors, on the Effective Date, all of the agreements and other documents evidencing (a) the Claims or rights of any holder of a Claim against the Debtors, including all credit agreements, and notes evidencing such Claims, (b) the Interests in LodgeNet Interactive (c) any options or warrants to purchase Interests of LodgeNet Interactive, or obligating such Debtors to issue, transfer or sell Interests or any other capital stock of such Debtors, shall be amended, restated, substituted for or cancelled, as the case may be, other than for purposes of evidencing a right to distributions under the Plan with respect to executory contracts or unexpired leases which have not been assumed by the Debtors or as otherwise provided hereunder.

5.9.                            Board of Directors and Management.

(a)                                 Board of Directors.  Upon and following the Effective Date, the New Board and the boards of directors for each of the Reorganized Subsidiary Debtors shall comprise such number of directors as determined by Purchaser Representative.  The members of the New Board and the new boards of each of the Reorganized Subsidiary Debtors will be identified no later than the Confirmation Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code.  On the Effective Date, the terms of the current members of the boards of directors of the Debtors shall expire.

(b)                                 Directors and Officers of the Reorganized Debtors.  Except as otherwise provided in the Plan Supplement or as determined by Purchaser Representative prior to the Confirmation Hearing, the officers of the respective Reorganized Debtors immediately before the Effective Date shall serve as the initial officers of each of the respective Reorganized Debtors on or after the Effective Date and in accordance with any employment agreement with the Reorganized Debtors and applicable non-bankruptcy law.  After the Effective Date, the selection of officers of the Reorganized Debtors shall be as provided by their respective organizational documents.

5.10.                     Merger/Dissolution/Consolidation.

On the Effective Date or as soon as practicable thereafter and without need for any further action, the Reorganized Debtors may, subject to the terms of the Exit Loan Agreement, (i) cause any or all of the Debtors to be merged into one or more of the Reorganized Debtors, dissolved or otherwise consolidated, (ii) cause the transfer of assets between or among the Reorganized Debtors, or (iii) engage in any other transaction in furtherance of the Plan.

5.11.                     Cancellation of Liens.

Except as otherwise specifically provided herein with respect to Classes 2 and 3, any Lien securing any Secured Claim shall be deemed released, and the holder of such Secured Claim shall be authorized and directed to release any collateral or other property of the Debtors (including any Cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtors.

5.12.                     Withholding and Reporting Requirements.

In connection with this Plan and all instruments issued in connection therewith and distributed thereon, the Debtors shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under this Plan shall be subject to any such withholding or reporting requirements.  In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax.  Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  The Debtors have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.  The Debtors may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim complete and return a Form W-8 or W-9, as applicable to each such holder.  If the Debtors make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

5.13.                     Exemption From Certain Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, (a) any issuance, transfer or exchange of notes or equity securities under the Plan, (b) the creation of any mortgage, deed of trust or other security interest, or (c) the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer from a Debtor to a Reorganized Debtor or any other Person pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Without limiting the foregoing, any issuance, transfer or exchange of a security or any making or delivery of an instrument of transfer pursuant to the Plan shall be exempt from the imposition and payment of any and all transfer taxes (including, without limitation, any and all stamp taxes or similar taxes and any interest, penalties and addition to the tax that may be required to be paid in connection with the consummation of the Plan) pursuant to sections 1146(a), 505(a), 106 and 1141 of the Bankruptcy Code.

5.14.                     Management Incentive Plan.

To the extent determined by Purchaser Representative in its sole discretion Reorganized LodgeNet Interactive shall adopt the new management incentive plan set forth in the Plan Supplement.

5.15.                     Sources of Consideration for Plan Distributions.

Except as otherwise provided in the Plan or the Confirmation Order, all consideration necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from the existing Cash balances of the Debtors, the purchase price specified in the Investment Agreement, the Exit Term Loan, the Exit Revolver, and the operations of the Debtors or the Reorganized Debtors. The Reorganized Debtors may also make such payments using Cash received from their subsidiaries through the Reorganized Debtors’ consolidated cash management systems

5.16.                     Effectuating Documents; Further Transactions.

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution and the Amended Organizational Documents pursuant to applicable state law; and (4) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law, subject, in each case, to the Amended Organizational Documents.

On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

SECTION 6.                            DISTRIBUTIONS.

6.1.                            Distribution Record Date.

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests.  The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date.

6.2.                            Date of Distributions.

Except as otherwise provided herein, any and all distributions and deliveries to be made hereunder shall be made on the Effective Date, as soon thereafter as is practicable or as otherwise determined in accordance with the Plan.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.3.                            Disbursing Agent.

All distributions hereunder shall be made by Reorganized LodgeNet Interactive (or such other entity designated by Reorganized LodgeNet Interactive), as Disbursing Agent, on or after the Effective Date, or as otherwise provided herein.  No Disbursing Agent hereunder shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

6.4.                            Powers of Disbursing Agent.

A Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties hereunder, (b) make all distributions contemplated hereby and (c) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

6.5.                            Expenses of the Disbursing Agent.

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursing Agent acting in such capacity (including taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

6.6.                            Delivery of Distributions.

(a)                                 Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders of Allowed Claims.  In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no further distributions shall be made to such holder unless and until such Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable thereafter without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.

(b)                                 The Prepetition Agent shall be the Disbursing Agent for the Allowed Prepetition Lender Claims.  Distributions under the Plan to holders of such Allowed Prepetition Lender Claims shall be made by the Reorganized Debtors to the Prepetition Agent, which, in turn, shall make the distributions to Prepetition Lenders.  The Prepetition Agent shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  Upon delivery by the Reorganized Debtors of the distributions in conformity with Sections 4.2 and 5.6 hereof to the Prepetition Agent, the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions.

(c)                                  The DIP Agent shall be the Disbursing Agent for the Allowed DIP Claims.  Distributions under the Plan to holders of such Allowed DIP Claims shall be made by the Debtors to the DIP Agent, which, in turn, shall make the distributions to DIP Lenders.  The DIP Agent shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  Upon delivery by the Debtors of the distributions in conformity with Sections 2.4 and 5.7 hereof to the DIP Agent, the Debtors shall be released of all liability with respect to the delivery of such distributions.

6.7.                            Manner of Payment Under Plan.

(a)                                 All distributions of the Exit Term Loan to the holders of Prepetition Lender Claims under the Plan shall be made by, or at the direction of, the Prepetition Agent on behalf of Reorganized LodgeNet Interactive.

(b)                                 All distributions of Cash under the Plan shall be made by the applicable Disbursing Agent on behalf of the applicable Debtor.

(c)                                  At the option of the Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

6.8.                            Fractional Units.

No Fractional shares of New Common Stock shall be issued or distributed under the Plan and no Cash shall be distributed in lieu of such fractional shares. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

6.9.                            Setoffs.

The Debtors and the Reorganized Debtors may, but shall not be required to, set off against any Claim (other than a Prepetition Lender Claim) (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), any claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim; provided, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim the Debtors or the Reorganized Debtors may have against the holder of such Claim.

6.10.                     Distributions After Effective Date.

Distributions made after the Effective Date pursuant to section 7.5 hereof to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

6.11.                     Allocation of Distributions Between Principal and Interest.

Except as otherwise provided in this Plan, to the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated to the principal amount (as determined for federal income tax purposes) of the Claim first, and then to accrued but unpaid interest.

6.12.                     Minimum Distributions.

No payment of Cash in less than $100 shall be made to any holder of an Allowed Claim unless a request therfore is made in writing to the appropriate Disbursement Agent.

6.13.                     Postpetition Interest on Allowed General Unsecured Claims and Cure Amounts.

Postpetition interest shall be paid on Allowed General Unsecured Claims and Cure amounts as calculated at the Federal Judgment Rate; provided, however, if an executory contract or unexpired lease provides an applicable contract interest rate, which the holder of such contract or lease timely asserts in response to the notice pursuant to section 8.2, then interest shall be calculated at the contract interest rate, subject to the Debtors’ right to object to any such asserted interest rate.  For the avoidance of doubt, DIP Claims and Prepetition Lender Claims will accrue and be paid postpetition interest in accordance with the terms set forth in the agreements governing DIP Claims and the Prepetition Lender Claims (at the non-default rate), respectively.

SECTION 7.                            PROCEDURES FOR DISPUTED CLAIMS.

7.1.                            Proofs of Claim/Disputed Claims/Process

Notwithstanding section 502(a) of the Bankruptcy Code, and considering the unimpaired treatment of all holders of General Unsecured Claims under this Plan, all proofs of claim filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date, all proofs of claim filed against the Debtors, regardless of the time of filing, and including claims filed after the Effective Date, shall be deemed withdrawn, other than as provided below. The deemed withdrawal of all proofs of claim is without prejudice to each claimant’s rights under this section 7.1 of the Plan to assert their Claims in any forum as though the Debtors’ cases had not been commenced.  Notwithstanding anything in this section 7.1, (a) all Claims against the Debtors that result from the Debtors’ rejection of an executory contract or unexpired lease, (b) disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and (c) Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

7.2.                            Objections to Claims.

Except insofar as a Claim is Allowed under the Plan, notwithstanding Section 7.1 above, the Debtors, the Reorganized Debtors or any other party in interest shall be entitled to object to Claims.  Any objections to Claims shall be served and filed on or before (a) the one-hundred and twentieth (120th) day following the later of (i) the Effective Date and (ii) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (b) such later date as may be fixed by the Bankruptcy Court.

7.3.                            Estimation of Claims.

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.  All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

7.4.                            No Distributions Pending Allowance.

If an objection to a Claim is filed as set forth in Section 7.2, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

7.5.                            Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

7.6.                            Preservation of Claims and Rights to Settle Claims.

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Claims, Disputed Claims, rights, Causes of Action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any Person, without the approval of the Bankruptcy Court, subject to the terms of Section 7.2 hereof, the Confirmation Order, and any contract, instrument, release, indenture, or other agreement entered into in connection herewith.  The Reorganized Debtors or their successor(s) may pursue such retained Claims, rights, Causes of Action, suits or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

SECTION 8.                            EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1.                            General Treatment.

Effective as of the Effective Date, all executory contracts and unexpired leases to which any of the Debtors are parties are hereby assumed, except for an executory contract or unexpired lease that (a) has previously been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is specifically designated as a contract or lease to be rejected on a schedule of contracts and leases filed and served prior to commencement of the Confirmation Hearing, (c) is the subject of a separate (i) assumption motion filed by the Debtors or (ii) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date, or (d) is the subject of a pending objection regarding assumption, cure, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) or other issues related to assumption of the contract or lease (a “Cure Dispute”).

8.2.                            Determination of Cure Disputes and Deemed Consent.

Following the Petition Date, the Debtors shall have served a notice on parties to executory contracts or unexpired leases to be assumed reflecting the Debtors’ intention to assume the contract or lease in connection with this Plan and, where applicable, setting forth the proposed cure amount (if any).  The proposed cure amount for any executory contract or unexpired lease not listed on the schedule shall be $0.

To the extent that an objection to assumption, cure, “adequate assurance of future performance”, the proposed postpetition interest rate set based on the Federal Judgment Rate, or other issues related to assumption of the contract or lease was filed within fifteen (15) days of service of notice of intent to assume or reject, and properly served on the Debtors with respect to the assumption of any contract or lease, then any Cure Dispute that was not scheduled for a hearing by the Bankruptcy Court on or before the date of the Confirmation Hearing shall be scheduled for a later date as may be determined by the Bankruptcy Court.  Following resolution of a Cure Dispute by Final Order of the Bankruptcy Court, the contract or lease shall be deemed assumed effective as of the Effective Date, provided, however, that the Debtors reserve the right to reject any such contract or lease following entry of a Final Order of the Bankruptcy Court resolving any such Cure Dispute, by filing a notice indicating such rejection within 3 Business Days of the entry of such Final Order.

8.3.                            Payment of Cure and Effect of Assumption of Contracts and Leases.

Subject to resolution of any Cure Dispute, any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors upon assumption thereof.

To the extent that an objection was not timely filed and properly served on the Debtors with respect to the assumption of a contract or lease, then the counterparty to such contract or lease shall be deemed to have assented to (i) the Cure amount (plus postpetition interest calculated at the Federal Judgment Rate) proposed by the Debtors and (ii) the assumption of the applicable executory contract or unexpired lease, notwithstanding any provision of such contract that (a) prohibits, restricts or conditions the transfer or assignment of such contract or (b) terminates or permits the termination of a contract as a result of any direct or indirect transfer or assignment of the rights of the Debtor under such contract or a change in the ownership or control of LodgeNet Interactive contemplated by the Plan, and shall forever be barred and enjoined from asserting such objection against the Debtors or terminated or modifying such contract on account of transactions contemplated by the Plan.

Assumption of any executory contract or unexpired lease pursuant to the Plan, or otherwise, shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of assumption.  Any proofs of claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court or any other entity

8.4.                            Rejection Claims.

In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors no later than thirty (30) days after (i) the date of entry of an order by the Bankruptcy Court approving such rejection, or (2) the date of the filing of a notice by the Debtors after the Effective Date indicating such rejection in accordance with Section 8.2 hereof. The Confirmation Order shall constitute the Bankruptcy Court’s approval of the rejection of all the leases and contracts identified in the Schedule of Rejected Contracts.

8.5.                            Survival of the Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their corporate charters, bylaws, or other organizational documents to indemnify current and former officers, directors, agents and/or employees with respect to all present and future actions or omissions, suits and proceedings against the Debtors or such directors, officers, agents and/or employees, based upon any act or omission occurring at or prior to the Effective Date for or on behalf of the Debtors shall not be discharged or impaired by confirmation of the Plan provided that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud.  All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors.  Any claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of Petition Date, and all directors and officers of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date.

8.6.                            Survival of Other Employment Arrangements

Except and to the extent previously assumed or rejected by an order of the Bankruptcy Court entered on or before the Effective Date, all employee compensation and benefit plans entered into before or after the Petition Date and not since terminated shall be deemed to be, and shall be treated as if they were, executory contracts to be assumed pursuant to the Plan. The Debtors’ obligations under such plans and programs shall survive confirmation of the Plan, except for (a) executory contracts or employee benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (b) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Effective Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.  Notwithstanding anything in this Section 8.6 to the contrary, any equity incentive plans of any of the Debtors, and any stock option, restricted stock or other equity agreements and any stock appreciation rights or similar equity incentives or equity based incentives or other obligations or liabilities the value of which depend on the price of, or distributions paid with respect to, equity securities, shall be cancelled as of the Effective Date and the Debtors shall have no liability or responsibility in respect of such equity interests.

8.7.                            Insurance Policies.

All insurance policies pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect.  All other insurance policies shall revest in the Reorganized Debtors.

8.8.                            Workers’ Compensation Programs.

Except as otherwise expressly provided in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under (i) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds and any other policies, programs and plans regarding or relating to workers’ compensation and workers’ compensation insurance. All such contracts and agreements are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, with a cure amount of zero

8.9.                            Reservation of Rights.

Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an Executory Contract or Unexpired Lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

Nothing in the Plan will waive, excuse, limit, diminish or otherwise alter any of the defenses, Claims, Causes of Action or other rights of the Debtors and the Reorganized Debtors under any executory or non executory contract or any unexpired or expired lease.

Nothing in the Plan will increase, augment or add to any of the duties, obligations, responsibilities or liabilities of the Debtors or the Reorganized Debtors under any executory or non executory contract or any unexpired or expired lease.

SECTION 9.                            CONDITIONS PRECEDENT TO THE EFFECTIVE DATE.

9.1.                            Conditions Precedent to the Effective Date.

The occurrence of the Effective Date of the Plan is subject to the following conditions precedent:

(a)                                 the Bankruptcy Court shall have entered the Confirmation Order acceptable to the Debtors, Purchaser Representative (in accordance with Purchaser Representative’s consent rights set forth in the Investment Agreement) and the Requisite Consenting Lenders (in accordance with Requisite Consenting Lenders’ consent rights set forth in the Plan Support and Lock-Up Agreement) and such Confirmation Order shall have become a Final Order;

(b)                                 the conditions to closing set forth in section 10.1 of the Investment Agreement shall have been satisfied or waived in accordance with the terms thereof, and such Investment Agreement shall be in full force and effect;

(c)                                  there shall be no existing default under the Plan Support and Lock-Up Agreement, which default would permit the Requisite Consenting Lenders to terminate the Plan Support and Lock-Up Agreement (notwithstanding any cure periods), the Plan Support and Lock-Up Agreement shall not have been terminated in accordance with the terms thereof, and such Plan Support and Lock-Up Agreement shall be in full force and effect;

(d)                                 the Definitive Documents, including all documentation related thereto, shall be in substance consistent with the Exit Term Loan Term Sheet, and acceptable to the Debtors, Purchaser Representative (in accordance with Purchaser Representative’s consent rights set forth in the Investment Agreement) and the Requisite Consenting Lenders (in accordance with Requisite Consenting Lenders’ consent rights set forth in the Plan Support and Lock-Up Agreement), and shall be executed by all parties thereto;

(e)                                  the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, no-action letters, opinions or documents necessary to implement the Plan and that are required by law, regulation, or order; and

(f)                                   the amended and restated certificate of incorporation for Reorganized LodgeNet Interactive shall have been filed with the Secretary of State of the State of Delaware.

9.2.                            Waiver of Conditions Precedent.

Each of the conditions precedent in Section 9.1 may be waived in writing by the Debtors (with the prior consent of Purchaser Representative in accordance with Purchaser Representative’s consent rights set forth in the Investment Agreement, and the Requisite Consenting Lenders in accordance with the requisite Consenting Lender’s consent rights set forth in the Plan Support and Lock-Up Agreement), solely without notice or order of the Bankruptcy Court.

SECTION 10.                     EFFECT OF CONFIRMATION.

10.1.                     Vesting of Assets.

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ estates shall vest in the Reorganized Debtors free and clear of all Claims, liens,

encumbrances, charges and other interests, except as provided pursuant to this Plan, the Confirmation Order, the Exit Loan Agreement, the Exit Revolver Agreement and the Amended and Restated Guarantee and Collateral Agreement.  Except as otherwise provided in the Plan, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law.  The Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein.

10.2.                     Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Interest in, the Debtors, and such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

10.3.                     Discharge of Claims and Termination of Interests.

Except as otherwise provided in the Plan, effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property or estates; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all entities shall be precluded from asserting against the Debtors, the Debtors’ estates, the Reorganized Debtors, their successors and assigns and their assets and properties any other Claims or Interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date.

10.4.                     Term of Injunctions or Stays.

Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5.                     Injunction Against Interference with Plan.

From and after the Effective Date, all entities are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any claim, demand, liability, obligation, debt, right, cause of action, interest or remedy released or to be released pursuant to the Plan or the Confirmation Order.

10.6.                     Releases by the Debtors.

As of the Effective Date, and in consideration for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released

Parties to facilitate and implement the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors, the Estates or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Plan Support and Lock-Up Agreement, the Investment Agreement, the Exit Loan Agreement, the DIP Loan Agreement, the Exit Revolver Agreement or related agreements, instruments or other documents, the solicitation of votes with respect to the Plan, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; except that nothing in this Section shall be construed to release any party or entity from intentional fraud or criminal conduct as determined by Final Order.

10.7.                     Releases By Holders of Claims and Interests.

As of the Effective Date, and in consideration for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each Releasing Party, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtors, the Reorganized Debtors and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Plan Support and Lock-Up Agreement, the Exit Loan Agreement, the DIP Loan Agreement, the Exit Revolver Agreement, the Investment Agreement, or related agreements, instruments or other documents, the solicitation of votes with respect to the Plan, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; except that nothing in this Section shall be construed to release any party or entity from intentional fraud or criminal conduct as determined by Final Order.

10.8.                     Exculpation.

No Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any claim, obligation, cause of action or liability for any claim in connection with or arising out of, the administration of the Chapter 11 Cases, the entry into the Plan Support and Lock-Up

Agreement, the Investment Agreement, the Exit Loan Agreement, the DIP Loan Agreement, the Exit Revolver Agreement and related documents and the consummation of the transactions contemplated therein, the negotiation and pursuit of the Plan, or the solicitation of votes for, or confirmation of, the Plan, the funding of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, and the issuance of securities under or in connection with the Plan or the transactions contemplated by the foregoing, except for willful misconduct or gross negligence, intentional fraud or criminal conduct, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The Debtors, the Reorganized Debtors, the DIP Lenders, the DIP Agent, the Prepetition Agent, the Prepetition Lenders, Colony Capital, Purchasers (and each of their respective affiliates, agents, directors, officers, employees, advisors and attorneys) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of securities thereunder.

10.9.                     Retention of Causes of Action/Reservation of Rights.

(a)                                 Except as otherwise provided herein, including Sections 10.5, 10.6, 10.7 and 10.8, pursuant to section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all claims, rights, causes of action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any person or entity without the approval of the Bankruptcy Court, including, without limitation, (i) any and all Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors or representatives; and (ii) the turnover of any property of the Debtors’ estates; provided, however that the Reorganized Debtors shall not retain any Claims or Causes of Action against the Released Parties.  The Reorganized Debtors or their successor(s) may pursue such retained claims, rights, or causes of action, suits or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

(b)                                 Except as otherwise provided herein, including sections 10.5, 10.6, 10.7 and 10.8, nothing contained herein or in the Confirmation Order shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff or other legal or equitable defense which the Debtors had immediately before the Petition Date, against or with respect to any Claim left Unimpaired by the Plan; provided, however that the Reorganized Debtors shall not retain any Claims or Causes of Action against the Released Parties.  The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such Claims, Causes of Action, rights of setoff and other legal or equitable defenses which they had immediately before the Petition Date with respect to any Claim left Unimpaired by the Plan as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.10.              Solicitation of the Plan.

The Debtors (a) shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (b) and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

10.11.              Securities Law Exemption.

The issuance of and the distribution under the Plan of (i) New Common Stock to Purchasers, and any designees, under section 5.2 of this Plan, and (ii) warrants to purchase New Common Stock to entities identified on Schedule C to the Investment Agreement under section 5.2 of this Plan, shall be exempt from registration under the Securities Act of 1933, as amended, and other applicable securities laws without further act or action by any Person pursuant to section 4(a)(2) of the Securities Act of 1933, as amended.

10.12.              Plan Supplement.

The Plan Supplement filed with the Clerk of the Bankruptcy may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.  Documents included in the Plan Supplement have been posted at the website of the Debtors’ notice, claims and solicitation agent.

SECTION 11.                     RETENTION OF JURISDICTION.

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Cases for, among other things, the following purposes:

(a)                                 to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases and the allowance, classification, priority, compromise, estimation or payment of Claims resulting therefrom;

(b)                                 to determine any motion, adversary proceeding, application, contested matter and other litigated matter pending on or commenced after the Confirmation Date;

(c)                                  to ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

(d)                                 to consider Claims or the allowance, classification, priority, compromise, estimation or payment of any Claim;

(e)                                  to enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

(f)                                   to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(g)                                  to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h)                                 to hear and determine all applications under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred before the Confirmation Date;

(i)                                     to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Plan Supplement, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument or other document governing or relating to any of the foregoing;

(j)                                    to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute and consummate the Plan or to maintain the integrity of the Plan following consummation;

(k)                                 to hear any disputes arising out of, and to enforce, the order approving alternative dispute resolution procedures to resolve personal injury, employment litigation and similar claims pursuant to section 105(a) of the Bankruptcy Code;

(l)                                     to determine such other matters and for such other purposes as may be provided herein or in the Confirmation Order;

(m)                             to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(n)                                 to adjudicate, decide or resolve any Causes of Actions;

(o)                                 to adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(p)                                 to resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim for amounts not timely repaid;

(q)                                 to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(r)                                    to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(s)                                   to enter a final decree closing the Chapter 11 Cases;

(t)                                    to recover all assets of the Debtors and property of the Debtors’ estates, wherever located; and

(u)                                 to hear and determine any rights, Claims or causes of action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory.

SECTION 12.                     MISCELLANEOUS PROVISIONS.

12.1.                     Payment of Statutory Fees.

On the Effective Date, and thereafter as may be required, the Debtors shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

12.2.                     Substantial Consummation.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.3.                     Request for Expedited Determination of Taxes.

The Reorganized Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

12.4.                     Effectuating Documents and Further Transactions.

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors, to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

12.5.                     Severability of Plan Provisions.

If any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors (with the prior written consent of Purchaser Representative and Requisite Consenting Lenders, which consent shall not be unreasonably withheld; provided that such consent may be withheld without regard to reasonableness, to the extent that such alteration, amendment or modification would have an adverse effect on the Purchasers or any Consenting Lender), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.6.                     Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.7.                     Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.8.                     Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the holders of Claims and Interests (irrespective of whether holders of such Claims and Interests are deemed to have accepted the Plan), the Released Parties, the Exculpated Parties and each of their respective successors and assigns, including, without limitation, the Reorganized Debtors.

12.9.                     Successor and Assigns.

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or permitted assign, if any, of each Person.

12.10.              Entire Agreement.

On the Effective Date, the Plan, the Investment Agreement, the Plan Supplement and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

12.11.              Notices.

All notices, requests and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission or e-mail) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(i) if to the Debtors:

LodgeNet Interactive Corporation

3900 West Innovation Street

Sioux Falls, SD 57107

Telephone: (605) 988-1000

Facsimile: (605) 988-1323

Attn:   James Naro, Esq.

James.naro @lodgenet.com

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth, Avenue

New York, New York 10153

Attn: Gary T. Holtzer, Esq.

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Gary.holtzer@weil.com

(ii) if to Colony Capital, Purchasers or Purchaser Representative:

Colony Capital, LLC

2450 Broadway, 6th Floor

Santa Monica, CA 90404

Attn: Richard Nanula

Telephone: (310) 282-8820

Facsimile: (310) 282-8816
rnanula@colonyinc.com

with a copy to:

Liner Grode Stein LLP

1100 Glendon Avenue, 14th Floor

Los Angeles, California 90024

Attn: Joshua Grode, Esq.

Telephone: (310) 500-3551

Facsimile: (310) 500-3501

jgrode@linerlaw.com

and

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Attn: Andrew G. Dietderich, Esq. and Alexandra Korry, Esq.

Telephone: (212) 558-3830

Facsimile: (212) 558-3588

dietdericha@sullcrom.com

korrya@sullcrom.com

(iv) if to the Prepetition Agent or DIP Agent:

Gleacher Products Corp.

1290 Avenue of the Americas
New York, New York 10104
Attn: Joanna W. Anderson

Telephone: (212) 273-7219

Facsimile: (646) 786-4385

Joanna.anderson@gleacher.com

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attn: Michael Stamer, Esq. and Philip C. Dublin, Esq.

Telephone: (212) 872-1025

Facsimile: (212) 872-1002

mstamer@akingump.com

pdublin@akingump.com

After the Effective Date, the Debtors have authority to send a notice to Persons that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Debtors are authorized to limit the list of Persons receiving documents pursuant to Bankruptcy Rule 2002 to those Persons who have filed such renewed requests.

Dated:   January 26, 2013

Respectfully submitted,

LodgeNet Interactive Corporation

LodgeNet International, Inc.

LodgeNet StayOnline, Inc.

On Command Corporation

On Command Video Corporation

LodgeNet Healthcare, Inc.

The Hotel Networks, Inc.

Hotel Digital Network, Inc.

Puerto Rico Video Entertainment Corporation

Virgin Islands Video Entertainment Corporation

Spectradyne International, Inc.

By:	/s/ James Naro

Exhibit A

Exit Term Loan Term Sheet

Exhibit B

Investment Agreement